February 18, 2020

Alfred Poor
Chief Executive Officer
Ideanomics, Inc.
55 Broadway, 19th Floor
New York, NY 10006

       Re: Ideanomics, Inc.
           Form 10-K for the Year Ended December 31, 2018
           Filed April 1, 2019
           Amendment No. 1 to Form 10-Q for the Quarter Ended September 30,
2019
           Filed February 14, 2020
           File No. 001-35561

Dear Mr. Poor:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Technology
cc:    William N. Haddad